Exhibit 99.1
Terry Balluck
972-281-1397
terry.balluck@kcc.com
KIMBERLY-CLARK ANNOUNCES FIRST QUARTER 2020 RESULTS
DALLAS, April 22, 2020-Kimberly-Clark Corporation (NYSE: KMB) today reported first quarter 2020 results.
Executive Summary
•First quarter 2020 net sales of $5.0 billion increased 8 percent compared to the year-ago period, including organic sales growth of 11 percent.
•Diluted net income per share for the first quarter was $1.92 in 2020 and $1.31 in 2019.
•First quarter adjusted earnings per share were $2.13 in 2020, up 28 percent compared to $1.66 in 2019. Adjusted earnings per share exclude certain items described later in this news release.
•First quarter cash provided by operations was $704 million in 2020 and $317 million in 2019.
•The company is withdrawing its previous full-year 2020 financial outlook due to the uncertainty related to the COVID-19 pandemic.
Chairman and Chief Executive Officer Mike Hsu said, “Since the outbreak of COVID-19, Kimberly-Clark has taken decisive actions to protect the health and safety of our people, customers and consumers, proactively managed our global supply chain to ensure a steady supply of our essential products, and positioned our brands to help support those in need. I am incredibly proud of all the ways our employees are responding to this crisis, all while staying focused on serving consumers who count on Kimberly-Clark.”
Hsu continued, “A combination of increased consumer demand for our products and strong execution by our teams is reflected in our first quarter results. We increased investments in our business and our market positions remain broadly healthy. In addition, we generated very strong cash flow and further strengthened our balance sheet by executing two long-term debt transactions in the quarter. Given the lack of visibility and uncertainty about the pandemic and its potential effects on the global economy and our business, we are temporarily suspending our forward-looking guidance. We expect that we will resume guidance when the environment stabilizes and we can provide a clear picture of our expectations. As always, we are prudently managing our business in the near-term while maintaining focus on the long-term health of our company.”
First Quarter 2020 Operating Results
Sales of $5.0 billion in the first quarter of 2020 increased 8 percent compared to the year-ago period. Changes in foreign currency exchange rates reduced sales by 2 percent and business exits in conjunction with the 2018 Global Restructuring Program reduced sales slightly. Organic sales increased 11 percent. Volumes increased more than 8 percent, driven by increased shipments to support consumer stock up related to the global outbreak of COVID-19. The stock up impacted all business segments, in particular consumer tissue, and all major geographies. Net selling prices and product mix each improved 1 percent. In North America, organic sales increased 11 percent in consumer products and 6 percent in K-C Professional. Outside North America, organic sales rose 9 percent in developing and emerging markets and 15 percent in developed markets.
First quarter operating profit was $904 million in 2020 and $655 million in 2019. Results in both periods include charges related to the 2018 Global Restructuring Program. First quarter adjusted operating profit was $997 million in 2020 and $807 million in 2019. Results benefited from organic sales growth, $100 million of cost savings from the company’s FORCE (Focused On Reducing Costs Everywhere) program and $25 million of cost savings from the 2018 Global Restructuring Program. Input costs decreased $115 million, driven by pulp, while other manufacturing costs rose year-on-year. Advertising spending increased and selling, general and administrative costs were also higher compared to the prior year. Foreign currency translation effects reduced operating profit by $15 million and transaction effects also negatively impacted the comparison.
The first quarter effective tax rate was 23.6 percent in 2020 and 24.6 percent in 2019. The first quarter adjusted effective tax rate was 23.2 percent in 2020 and 23.7 percent in 2019.
Kimberly-Clark’s share of net income of equity companies in the first quarter was $38 million in 2020 and $27 million in 2019. The improvement was driven by volume growth and lower input costs.
Cash Flow and Balance Sheet
Cash provided by operations in the first quarter was $704 million in 2020 and $317 million in 2019. The increase was driven by higher earnings and improved working capital. Capital spending for the first quarter was $352 million in 2020 and $316 million in 2019. First quarter 2020 share repurchases were 1.6 million shares at a cost of $224 million. Total debt was $8.4 billion at March 31, 2020 and $7.7 billion at the end of 2019.
First Quarter 2020 Business Segment Results
Personal Care Segment
First quarter sales of $2.4 billion increased 6 percent. Volumes increased approximately 7 percent, product mix improved 2 percent and net selling prices rose 1 percent. Changes in currency rates reduced sales by 3 percent. First quarter operating profit of $527 million increased 9 percent. The comparison benefited from organic sales growth, cost savings and lower input costs. Results were impacted by higher advertising spending, increased selling, general and administrative costs, other manufacturing cost increases and unfavorable currency effects.
Sales in North America increased 10 percent. Volumes increased 7 percent, product mix improved 2 percent and net selling prices rose 1 percent. Volumes increased double-digits in adult care, high-single digits in feminine care and mid-single digits in baby and child care. The changes in product mix and net selling prices were driven by baby and child care.
Sales in developing and emerging markets increased 3 percent despite a 6 point negative impact from changes in currency rates. Volumes increased 6 percent, product mix improved 3 percent and net selling prices rose 1 percent. Volumes increased in Asia-Pacific, Eastern Europe, the Middle East and South Africa.
Sales in developed markets outside North America (Australia, South Korea and Western/Central Europe) increased 5 percent despite a 5 point negative impact from changes in currency rates. Volumes increased 8 percent, driven by Australia and Western/Central Europe, and net selling prices and product mix each improved 1 percent.
Consumer Tissue Segment
First quarter sales of $1.7 billion increased 13 percent. Volumes increased 14 percent and net selling prices rose 1 percent, while changes in currency rates reduced sales 2 percent. The volume increase was driven by increased shipments in all major geographies to support consumer stock up related to the global outbreak of COVID-19. First quarter operating profit of $365 million increased 51 percent. Results benefited from organic sales growth, lower input costs and cost savings. The comparison was impacted by other manufacturing cost increases, higher selling, general and administrative costs, increased advertising spending and unfavorable currency effects.
Sales in North America increased 12 percent. Volumes rose 10 percent and net selling prices improved 3 percent, while product mix was down 1 percent. The volume increase included double-digit gains on bathroom tissue and facial tissue.
Sales in developing and emerging markets increased 10 percent despite a 3 point negative impact from changes in currency rates. Volumes increased 12 percent and product mix improved 2 percent, while net selling prices were down 1 percent. Volumes increased in all major geographies.
Sales in developed markets outside North America increased 17 percent. Volumes rose 21 percent, with significant increases in all markets, and product mix improved 1 percent. Changes in currency rates reduced sales 4 percent and net selling prices fell 1 percent.
K-C Professional (KCP) Segment
First quarter sales of $0.8 billion increased 4 percent. Volumes increased 4 percent, net selling prices rose 2 percent and product mix improved 1 percent. Changes in currency rates and business exits in conjunction with the 2018 Global Restructuring Program reduced sales by 2 percent and 1 percent, respectively. First quarter operating profit of $181 million increased 21 percent. Results benefited from organic sales growth, cost savings and lower input costs. The comparison was impacted by higher selling, general and administrative costs and other manufacturing cost increases.
Sales in North America increased 5 percent. Volumes increased 4 percent and net selling prices and product mix each improved 1 percent. Business exits in conjunction with the 2018 Global Restructuring Program reduced sales 1 percent.
Sales in developing and emerging markets increased 2 percent despite a 4 point negative impact from changes in currency rates. Volumes and net selling prices each increased 3 percent, while product mix was down 1 percent.

Sales in developed markets outside North America were up 5 percent. Product mix improved 4 percent and volumes and net selling prices each increased 3 percent, while currency rates were unfavorable by 4 percent.
2018 Global Restructuring Program
In January 2018, Kimberly-Clark initiated the 2018 Global Restructuring Program in order to reduce the company’s structural cost base and enhance the company’s flexibility to invest in its brands, growth initiatives and capabilities critical to delivering future growth. As part of the program, Kimberly-Clark expects to exit or divest some low-margin businesses that generate approximately 1 percent of company net sales.
As a result of the outbreak of COVID-19 and the related uncertainty and complexity of the environment, the company now expects that some restructuring activity and the related charges will extend into 2021 rather than being completed at the end of 2020 as previously planned. Total restructuring charges to implement the program are expected to be toward the high end of the previously estimated range of $1,700 to $1,900 million pre-tax ($1,300 to $1,400 million after tax). The company continues to expect the program will generate annual pre-tax cost savings of $500 to $550 million. The company continues to target to achieve those savings by the end of 2021, although it is possible the full realization could occur in 2022 because of the uncertainties related to COVID-19. Through the first quarter of 2020, the company has incurred cumulative restructuring charges of $1,495 million pre-tax ($1,105 million after tax) and generated cumulative savings of $325 million.
2020 Outlook
The company previously issued its full-year 2020 outlook on January 23, 2020. Due to the rapidly evolving situation and the high degree of uncertainty related to the duration and potential impacts of COVID-19 and the overall environment, including global business and economic activity, consumer and end-market demand, global supply chain operations, and volatility in foreign currency exchange rates and commodity costs, the company is withdrawing its previous 2020 guidance and not providing any additional outlook at this time.
The company is temporarily suspending its share repurchase program effective April 24, 2020 for at least the remainder of the second quarter to enhance flexibility in the current environment. The company will continue to monitor the environment and further assess its share repurchase program later in the year.
Non-GAAP Financial Measures
This news release and the accompanying tables include the following financial measures that have not been calculated in accordance with accounting principles generally accepted in the U.S., or GAAP, and are therefore referred to as non-GAAP financial measures:
•Adjusted earnings and earnings per share
•Adjusted gross and operating profit
•Adjusted effective tax rate
These non-GAAP financial measures exclude the following items for the relevant time periods as indicated in the accompanying non-GAAP reconciliations to the comparable GAAP financial measures:

•2018 Global Restructuring Program. Mentioned elsewhere in this release.
The company provides these non-GAAP financial measures as supplemental information to our GAAP financial measures. Management and the company's Board of Directors use adjusted earnings, adjusted earnings per share and adjusted gross and operating profit to (a) evaluate the company's historical and prospective financial performance and its performance relative to its competitors, (b) allocate resources and (c) measure the operational performance of the company's business units and their managers. Management also believes that the use of an adjusted effective tax rate provides improved insight into the tax effects of our ongoing business operations.
Additionally, the Management Development and Compensation Committee of the company's Board of Directors has used certain of the non-GAAP financial measures when setting and assessing achievement of incentive compensation goals. These goals are based, in part, on the company's adjusted earnings per share and improvement in the company's adjusted return on invested capital determined by excluding certain of the adjustments that are used in calculating these non-GAAP financial measures.
This news release includes information regarding organic sales growth, which describes the impact of changes in volume, net selling prices and product mix on net sales. Changes in foreign currency exchange rates and exited businesses also impact the year-over-year change in net sales.
Conference Call
A conference call to discuss this news release and other matters of interest to investors and analysts will be held at 9 a.m. (CDT) today. The conference call will be simultaneously broadcast over the World Wide Web. Stockholders and others are invited to listen to the live broadcast or a playback, which can be accessed by following the instructions set out in the Investors section of the company's Web site (www.kimberly-clark.com).
About Kimberly-Clark
Kimberly-Clark (NYSE: KMB) and its trusted brands are an indispensable part of life for people in more than 175 countries. Fueled by ingenuity, creativity, and an understanding of people’s most essential needs, we create products that help individuals experience more of what’s important to them. Our portfolio of brands, including Huggies, Kleenex, Scott, Kotex, Cottonelle, Poise, Depend, Andrex, Pull-Ups, GoodNites, Intimus, Neve, Plenitud, Viva and WypAll, hold No. 1 or No. 2 share positions in 80 countries. We use sustainable practices that support a healthy planet, build strong communities, and ensure our business thrives for decades to come. To keep up with the latest news and to learn more about the company's 148-year history of innovation, visit kimberly-clark.com or follow us on Facebook or Twitter.
Copies of Kimberly-Clark's Annual Report to Stockholders and its proxy statements and other SEC filings, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, are made available free of charge on the company's Web site on the same day they are filed with the SEC. To view these filings, visit the Investors section of the company's Web site.
As more fully described in Kimberly-Clark’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, the company has been actively monitoring the COVID-19 situation and its impact globally. The impact of COVID-19 and measures to prevent its spread are affecting our business in a number of ways. We have experienced a short-term increase in demand for some of our products as consumers increase their in-home inventory levels. We have also experienced incidents of supply chain disruption and increased currency and commodity volatility. We expect the ultimate significance of the impact on our financial and operational results will be dictated by the length of time that such circumstances continue, which will depend on the currently unknowable extent and duration of the COVID-19 pandemic and any governmental and public actions taken in response. COVID-19 also makes it more challenging for management to estimate future performance of our businesses, particularly over the near term.
Certain matters contained in this news release concerning the outlook, anticipated financial and operating results, raw material, energy and other input costs, anticipated currency rates and exchange risks, including in Argentina, net income from equity companies, sources and uses of cash, the effective tax rate, the anticipated cost savings from the company’s FORCE program, charges and savings from the 2018 Global Restructuring Program, growth initiatives, product innovations, contingencies and anticipated transactions of the company constitute forward-looking statements and are based upon management's expectations and beliefs concerning future events impacting the company. In addition, many factors outside our control, including pandemics (including the ongoing COVID-19 outbreak), epidemics, fluctuations in foreign currency exchange rates, the prices and availability of our raw materials, potential competitive pressures on selling prices for our products, energy costs, our ability to maintain key customer relationships, as well as general economic and political conditions globally and in the markets in which we do business, could affect the realization of these estimates.
There can be no assurance that these future events will occur as anticipated or that the company's results will be as estimated. Forward-looking statements speak only as of the date they were made, and we undertake no obligation to publicly update them. For a description of certain factors that could cause the company's future results to differ from those expressed in any such forward-looking statements, see Item 1A entitled “Risk Factors” in each of the company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2020 and the company’s Annual Report on Form 10-K for the year ended December 31, 2019.

KIMBERLY-CLARK CORPORATION
CONSOLIDATED INCOME STATEMENTS
(Millions, except per share amounts)

	Three Months Ended March 31
	2020	2019	Change
Net Sales	$5,009	$4,633	+8%
Cost of products sold	3,218	3,205	—
Gross Profit	1,791	1,428	+25%
Marketing, research and general expenses	873	769	+14%
Other (income) and expense, net	14	4	+250%
Operating Profit	904	655	+38%
Nonoperating expense	(11)	(11)	—
Interest income	2	3	-33%
Interest expense	(61)	(65)	-6%
Income Before Income Taxes and Equity Interests	834	582	+43%
Provision for income taxes	(197)	(143)	+38%
Income Before Equity Interests	637	439	+45%
Share of net income of equity companies	38	27	+41%
Net Income	675	466	+45%
Net income attributable to noncontrolling interests	(15)	(12)	+25%
Net Income Attributable to Kimberly-Clark Corporation	$660	$454	+45%

Per Share Basis
Net Income Attributable to Kimberly-Clark Corporation
Basic	$1.93	$1.32	+46%
Diluted	$1.92	$1.31	+47%

Cash Dividends Declared	$1.07	$1.03	+4%

Common Shares Outstanding	March 31
	2020	2019
Outstanding shares as of	340.8	343.9
Average diluted shares for three months ended	344.1	346.0

Unaudited

KIMBERLY-CLARK CORPORATION
NON-GAAP RECONCILIATIONS
(Millions, except per share amounts)

	Three Months Ended March 31, 2020
	As Reported	2018 Global Restructuring Program	As Adjusted Non-GAAP
Cost of products sold	$3,218	$70	$3,148
Gross Profit	1,791	(70)	1,861
Marketing, research and general expenses	873	23	850
Operating Profit	904	(93)	997
Provision for income taxes	(197)	18	(215)
Effective tax rate	23.6%	—	23.2%
Net income attributable to noncontrolling interests	(15)	1	(16)
Net Income Attributable to Kimberly-Clark Corporation	660	(74)	734
Diluted Earnings per Share(a)	1.92	(0.22)	2.13

	Three Months Ended March 31, 2019
	As Reported	2018 Global Restructuring Program	As Adjusted Non-GAAP
Cost of products sold	$3,205	$125	$3,080
Gross Profit	1,428	(125)	1,553
Marketing, research and general expenses	769	28	741
Other (income) and expense, net	4	(1)	5
Operating Profit	655	(152)	807
Provision for income taxes	(143)	31	(174)
Effective tax rate	24.6%	—	23.7%
Share of net income of equity companies	27	(2)	29
Net income attributable to noncontrolling interests	(12)	1	(13)
Net Income Attributable to Kimberly-Clark Corporation	454	(122)	576
Diluted Earnings per Share(a)	1.31	(0.35)	1.66
(a)"As Adjusted Non-GAAP" may not equal "As Reported" plus "Adjustments" as a result of rounding.

Non-GAAP financial measures are not meant to be considered in isolation or as a substitute for the comparable GAAP measures, and they should be read only in conjunction with the company's consolidated financial statements prepared in accordance with GAAP.  There are limitations to these non-GAAP financial measures because they are not prepared in accordance with GAAP and may not be comparable to similarly titled measures of other companies due to potential differences in methods of calculation and items being excluded.  The company compensates for these limitations by using these non-GAAP financial measures as a supplement to the GAAP measures and by providing reconciliations of the non-GAAP and comparable GAAP financial measures.

Unaudited

KIMBERLY-CLARK CORPORATION
CONSOLIDATED BALANCE SHEETS
(Millions)

	March 31, 2020	December 31, 2019
ASSETS
Current Assets
Cash and cash equivalents	$979	$442
Accounts receivable, net	2,519	2,263
Inventories	1,539	1,790
Other current assets	609	562
Total Current Assets	5,646	5,057
Property, Plant and Equipment, Net	7,226	7,450
Investments in Equity Companies	314	268
Goodwill	1,361	1,467
Other Assets	1,130	1,041
TOTAL ASSETS	$15,677	$15,283

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Debt payable within one year	$1,238	$1,534
Trade accounts payable	2,876	3,055
Accrued expenses and other current liabilities	2,008	1,978
Dividends payable	361	352
Total Current Liabilities	6,483	6,919
Long-Term Debt	7,210	6,213
Noncurrent Employee Benefits	859	897
Deferred Income Taxes	512	511
Other Liabilities	538	520
Redeemable Preferred Securities of Subsidiaries	29	29
Stockholders' Equity
Kimberly-Clark Corporation	(167)	(33)
Noncontrolling Interests	213	227
Total Stockholders' Equity	46	194
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$15,677	$15,283

2020 Data is Unaudited

KIMBERLY-CLARK CORPORATION
CONSOLIDATED CASH FLOW STATEMENTS
(Millions)

	Three Months Ended March 31
	2020	2019
Operating Activities
Net income	$675	$466
Depreciation and amortization	213	234
Stock-based compensation	15	16
Deferred income taxes	(9)	11
Net (gains) losses on asset dispositions	7	6
Equity companies' earnings (in excess of) less than dividends paid	(38)	(27)
Operating working capital	(144)	(375)
Postretirement benefits	(14)	(12)
Other	(1)	(2)
Cash Provided by Operations	704	317
Investing Activities
Capital spending	(352)	(316)
Investments in time deposits	(105)	(80)
Maturities of time deposits	96	72
Other	2	—
Cash Used for Investing	(359)	(324)
Financing Activities
Cash dividends paid	(357)	(345)
Change in short-term debt	(282)	851
Debt proceeds	1,241	—
Debt repayments	(252)	(402)
Proceeds from exercise of stock options	108	26
Acquisitions of common stock for the treasury	(214)	(164)
Other	(24)	(8)
Cash Used for Financing	220	(42)
Effect of Exchange Rate Changes on Cash and Cash Equivalents	(28)	1
Change in Cash and Cash Equivalents	537	(48)
Cash and Cash Equivalents - Beginning of Period	442	539
Cash and Cash Equivalents - End of Period	$979	$491

Unaudited

KIMBERLY-CLARK CORPORATION
SELECTED BUSINESS SEGMENT DATA
(Millions)

	Three Months Ended March 31
	2020	2019	Change
NET SALES
Personal Care	$2,422	$2,275	+6%
Consumer Tissue	1,723	1,526	+13%
K-C Professional	848	817	+4%
Corporate & Other	16	15	N.M.
TOTAL NET SALES	$5,009	$4,633	+8%

OPERATING PROFIT
Personal Care	$527	$484	+9%
Consumer Tissue	365	241	+51%
K-C Professional	181	150	+21%
Corporate & Other(a)	(155)	(216)	N.M.
Other (income) and expense, net(a)	14	4	+250%
TOTAL OPERATING PROFIT	$904	$655	+38%
(a)Corporate & Other and Other (income) and expense, net include income and expense not associated with the business segments, including adjustments as indicated in the Non-GAAP Reconciliations.

PERCENTAGE CHANGE IN NET SALES VERSUS PRIOR YEAR

	Three Months Ended March 31, 2020
	Total(a)	Volume	Net Price	Mix/ Other	Exited Businesses(b)	Currency	Organic(c)
Personal Care	6	7	1	2	—	(3)	9
Consumer Tissue	13	14	1	—	—	(2)	14
K-C Professional	4	4	2	1	(1)	(2)	7
TOTAL CONSOLIDATED	8	8	1	1	—	(2)	11
(a)Total may not equal the sum of volume, net price, mix/other, exited businesses and currency due to rounding.
(b)Exited businesses in conjunction with the 2018 Global Restructuring Program.
(c)Combined impact of changes in volume, net price and mix/other.

N.M. - Not Meaningful
Unaudited

Investor Relations contact: Paul Alexander, 972-281-1440, palexand@kcc.com
Media Relations contact: Terry Balluck, 972-281-1397, terry.balluck@kcc.com

[KMB-F]
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